Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Proposed Offering of
$75 Million Convertible Senior Notes

GRAND RAPIDS, Mich.-(BUSINESS WIRE)--Spartan Stores, Inc., (Nasdaq:SPTN - News), today announced that it intends to offer, subject to market conditions and other factors, $75 million aggregate principal amount of convertible senior notes due 2027. As part of the offering, the Company intends to grant the initial purchasers an option to purchase up to an additional $15 million aggregate principal amount of the notes to cover over-allotments, if any. The notes will be offered in a private placement in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.

The offering price, interest rate, conversion rate and circumstances in which a holder may convert its notes and other terms will be determined by negotiations between the Company and the initial purchasers. The notes will be unsecured. Upon conversion, the notes may be settled in cash and, if applicable, shares of Spartan Stores common stock.

Spartan Stores intends to use the net proceeds from the offering to pay all or part of the amounts owed under the Company's revolving credit facility and for working capital, capital expenditures and other general corporate purposes, which may include funding the previously announced acquisition of Felpausch retail stores.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offer of the securities will be made only by means of a private offering memorandum. The notes and the shares of Spartan Stores common stock issuable upon conversion have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. Spartan Stores also owns and operates 68 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements regarding Spartan Stores' intention to issue the notes and its intended use of the resulting proceeds. There is no assurance that Spartan Stores will successfully complete the proposed offering or use the proceeds as presently intended. Investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.